Exhibit 99


CytoDyn Hires Richard J. Trauger, PhD as Director of Scientific Information

Santa Fe, NM --January 7, 2011 -- CytoDyn, Inc. (OTCQB:CYDY) today announced the appointment of Richard J. Trauger, PHD to the position of Director of Scientific Information.

"As part of the ongoing CytoDyn evolution we are excited about having Dr. Trauger join the scientific and business development teams", said Kenneth J Van Ness president and CEO of CytoDyn.

Dr. Trauger received his Ph.D. in 1986 from the University Of South Carolina School Of Medicine in retrovirology. After completing his post-doctoral studies at the Scripps Research Institute in La Jolla, Dr Trauger joined The Immune Response Corporation as Associate Director of Immunology, where he worked with Dr. Jonas Salk on the development of an immune-based therapy for HIV infection. In addition to his research duties, Dr. Trauger also functioned as the company's Scientific Liaison and was the company's point of contact to the scientific, financial and activist communities.

In his last position as Senior Director of Cancer and Infectious Disease at Hollis-Eden Pharmaceuticals, Inc. Dr. Trauger was the project and program manager for the company's lead anti-cancer drug and directed that program from discovery to the initiation of a multi-center Phase I clinical trial for late stage prostate cancer. Dr Trauger continued his efforts in corporate communications and business development at Hollis Eden, working extensively with scientific and financial communities both in the US and abroad.

The prior experience and responsibilities of Dr. Trauger in assessing humoral and cellular immunity to HIV and in the development of novel vaccines and gene therapy strategies provide a valuable asset to CytoDyn.

According to Dr. Trauger, "CytoDyn's lead drug, Cytolin(R), could provide a novel option for the treatment of HIV disease. I look forward to the challenge of helping take this concept to the clinic."

Dr. Trauger will work in collaboration with Allen D. Allen, CytoDyn's founder, Chairman, and Chief Technical Officer, to continuously review future applications of CytoDyn's technology.

"CytoDyn is very fortunate to be able to add Dr. Trauger and his related scientific experience to our continuing development," said Kenneth J Van Ness, CEO.


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Certain statements contained herein may include "forward looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historic facts but anticipate future events and circumstances. Such forward-looking statements include a number of risks and uncertainties, including but not limited to, the failure of preliminary results from clinical studies to reflect the results from more comprehensive studies, and an inability to enroll a sufficient number of patients or to otherwise complete a study. Factors that could cause actual results to differ materially include, among others, government regulation, managing and maintaining growth, and the effects of adverse publicity, litigation, competition, and other factors that may be identified in the Company's annual report on Form 10-K for the fiscal year ended May 31, 2010 and other filings with the Securities Exchange Commission under the caption "Risk Factors."


Source:

CytoDyn

Contact

Corinne Allen (505) 988-5520